Exhibit (h)(2)(xxxvii)

THIRTY-SIXTH AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This Amendment made as of July 1, 2019, by and between Natixis Advisors, L.P. ("Natixis Advisors"), Natixis Funds Trust I, Natixis Funds Trust II, Natixis Funds Trust IV, Loomis Sayles Funds I, Loomis Sayles Funds II, Gateway Trust and the Natixis ETF Trust (collectively, the "Trusts").

WHEREAS, Natixis Advisors and the Trusts are parties to an Administrative Services Agreement dated January 3, 2005, as amended November 1, 2005, January 1, 2006, July 1, 2007, September 17, 2007, February 1, 2008, February 19, 2008, July 1, 2008, September 29, 2008, October 31, 2008, January 9, 2009, July 27, 2009, February 25, 2010, July 1, 2010, September 21, 2010, December 14, 2010, July 1, 2011, September 16, 2011, March 28, 2012, June 29, 2012, November 16, 2012, September 26, 2013, February 10, 2014, July 1, 2014, July 10, 2014, September 30, 2014, December 1, 2014, June 30, 2015, November 30, 2015, March 31, 2016, October 14, 2016, November 30, 2016, February 28, 2017, December 26, 2017, July 1, 2018 and December 28, 2018 (together with the amendments, the "Agreement"), governing the terms and conditions under which Natixis Advisors provides certain administrative services to the series of the Trusts;

WHEREAS, Natixis Advisors and the Trusts desire to amend Section 3(a) of the Agreement to reduce the Annualized Fee Rates for Average Daily Net Assets between $0 and $15 billion; and

NOW THEREFORE, in consideration of the premises and covenants contained herein, Natixis Advisors and the Trusts hereby agree as follows:

1.The fee schedule, which appears in Section 3 (a)(2) of the Agreement, is amended and restated as follows:

Average Daily Net Assets	Annualized Fee Rate
As a % of Average Daily Net Assets
$0 - $ 15 billion	0.0540%
Next $ 15 billion	0.0500%
Next $ 30 billion	0.0400%
Next $ 30 billion	0.0275%
Over $ 90 billion	0.0225%

2.Except as specifically superseded or modified herein, the terms and provisions of the Agreement shall continue to apply with full force and effect.

3.This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Exhibit (h)(2)(xxxvii)

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Exhibit (h)(2)(xxxvii)

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed as a sealed instrument in its name and behalf by its duly authorized representative as of the date first above written.

NATIXIS ADVISORS, L.P.

By Natixis Distribution Corporation, its general partner

By: /s/ David L. Giunta__

David L. Giunta

President and Chief Executive Officer

NATIXIS FUNDS TRUST I

NATIXIS FUNDS TRUST II

NATIXIS FUNDS TRUST IV

LOOMIS SAYLES FUNDS I

LOOMIS SAYLES FUNDS II

GATEWAY TRUST

NATIXIS ETF TRUST

By: /s/ Michael C. Kardok

Michael C. Kardok

Treasurer